EXHIBIT 10.15

                                    AMENDMENT

     THIS AMENDMENT is made as of March 15, 2001, by and between USA Information Systems, Inc. ("USAIS"), and PartsBase.com, Inc. ("Reseller").

     The parties have entered into a Content License & Reseller Agreement (the "Reseller Agreement") whereby USAIS granted a license to Reseller to resell the "Subscription Services" and to offer access to certain segments of the "USAIS Content," as those terms are defined in the Reseller Agreement.

     Reseller has failed to pay USAIS when due a portion of the Annual Content License fee for the first year of the initial term in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) and certain subscription fees in the amount of Twelve Thousand Two Hundred Forty and 00/100 Dollars ($12,240.00) under the Reseller Agreement.

     The parties desire to modify certain provisions of the Reseller Agreement by this Amendment in accordance with Section 21 of the Reseller Agreement to cure the non-payments and to modify the terms and conditions of the relationship between the parties for the remainder of the term of the Reseller Agreement.

     For the mutual convenants and other consideration stated herein, which consideration is deemed adequate by the parties, the parties hereby modify, amend, alter and change the Reseller Agreement in the following respects only:

1. Payment of First Year Annual Content License Fee. The parties expressly agree that Reseller shall pay to USAIS Five Hundred Thousand and 00/100 Dollars ($500,000.00), which amount represents the total amount of the portion of the Annual Content License fee due for January and February 2001 and the remainder of the first year of the initial term under the Reseller Agreement, in the following manner:

     a. On or before March 22, 2001, Reseller shall pay to USAIS Two Hundred Seventy-Five Thousand and 00/100 Dollars ($275,000.00) by cashier's or certified check or electronic wire transfer to an account designated by USAIS;

     b. Beginning on April 15, 2001 and on the fifteenth day of each month thereafter, Reseller shall pay to USAIS Two Hundred Twenty-Five
          Thousand and 00/100 Dollars ($225,000.00) in nine (9) equal monthly installments of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in immediately available funds, with the last payment being due and payable on December 15, 2001. These payments are identified in the column entitled, "Current" of the payment schedule attached hereto as Exhibit A.

2. Payment of Past Due Subscription Fees. The parties expressly agree that, on or before March 22, 2001, Reseller shall pay to USAIS Twelve Thousand Two Hundred Forty and 00/100 Dollars ($12,240.00), which amount represents the amount of subscription fees currently past due and outstanding under the Reseller Agreement, by cashier's or certified check or electronic wire transfer to an account designated by USAIS.

3. Payment of Future Annual Content License Fees. Sections 3.1 and 3.2 and Attachment 2 of the Reseller Agreement are hereby amended as follows:
     Beginning on June 1, 2001, the Annual Content License fee under the Reseller Agreement shall be Seven Hundred Twenty Thousand and 00/100 Dollars ($720,000.00) per year for the remainder of the initial term, and Reseller shall pay this fee to USAIS in twenty-four (24) equal monthly installments of Sixty Thousand and 00/100 Dollars ($60,000.00) in immediately available funds, with the first payment being due and payable on June 15, 2001 and each subsequent payment being due and payable on the fifteenth day of each calendar month thereafter, with the last payment being due and payable on May 15, 2003. These payments are identified in the column entitled, "Revised" of the payment schedule attached hereto as Exhibit A.

4. Letter of Credit. On or before March 22, 2001, Reseller shall obtain and deliver to USAIS an irrevocable, transferable standby letter of credit for the benefit of USAIS issued by a banking institution acceptable to USAIS in a stated amount of not less than One Million Six Hundred Sixty-Five Thousand and 00/100 Dollars ($1,665,000.00), available in multiple drawings corresponding to the installment payments required hereunder with an expiration date no earlier than May 15, 2003, by which the payments due to USAIS in accordance with sections 1.b. and 3 of this Amendment shall be paid if USAIS has not received an installment payment from Reseller on or before the fifteenth (15th) day of any month during the term. Such standby letter of credit shall contain terms and conditions acceptable to USAIS, in USAIS's sole discretion, including, but not limited to terms by which USAIS shall be authorized to draw down immediately on such standby letter of credit on the sixteenth (16th) day of the month for any such payment not received on the fifteenth (15th) day of such month, without regard to the cure period set forth in Section 7.1 of the Reseller Agreement.

5. Reduction of Authorized Users. The parties expressly agree that Attachment 2 of the Reseller Agreement is hereby amended to reduce the number of maximum authorized users from Ten Thousand (10,000) to Three Thousand Three Hundred (3,300).

6. Termination of Resale Rights. The parties expressly agree that Reseller's license and related rights to resell the products and services identified in the paragraphs entitled "Resale of USAIS Products" and "USAIS Subscription Services" in Attachment 1 and the paragraph entitled "USAIS Annual Subscription Services" in Attachment 2 of the Reseller Agreement are hereby terminated, and Reseller acknowledges and agrees that it will no longer offer to resell or resell such products or services and that any provisions regarding Reseller's right to resell such products or services contained in the Reseller Agreement shall be null and void. Notwithstanding the foregoing, Reseller shall have the right to renew the subscriptions of those customers identified in the attached Exhibit B at the renewal price set forth in that Exhibit B.

7. Release of Prohibited Relationships Restriction. The parties expressly agree that section 4.2 and Attachment 3 of the Reseller Agreement shall be deleted in their entirety and shall no longer have any force or effect.

8. Conditions Precedent. Obtaining and delivering the letter of credit required by section 4 of this Amendment and making the payments required by sections 1.a. and 2 of this Amendment on or before March 22, 2001 shall each be a condition precedent to the effectiveness of this Amendment.

9. Incorporation of Reseller Agreement. The parties expressly agree that this Amendment supplements the Reseller Agreement, which is made a part hereof by reference, and all terms, conditions, and provisions of the Reseller Agreement, unless specifically modified, are to apply to this Amendment and are made a part of this Amendment as though expressly rewritten, incorporated, or included herein. Except as otherwise specified herein, all capitalized terms used in this Amendment shall have the meanings as set forth in the Reseller Agreement.

10. Conflicting Terms. In the event of any conflict, inconsistency, or incongruity between the provisions of the Reseller Agreement, as amended by this Amendment, and the provisions of the original Reseller Agreement, the provisions of the amended Reseller Agreement shall in all respects govern and control.

11. Modification. This Amendment may only be modified or amended by written agreement signed by both parties.

12. Counterparts. This Amendment may be signed in two or more counterparts, all of which, when taken together, shall constitute one original.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth under their respective signatures and seals.

PARTSBASE.COM, INC.                      USA INFORMATION SYSTEMS, INC.


By: /s/ Robert A. Hammond   [SEAL]       By: /s/ Stephen M. Murdock    [SEAL]
    ---------------------                    ----------------------

Name: Robert A. Hammond                  Name: Stephen M. Murdock
                                               ------------------

Title: President                         Title: President
       -----------------------                  -------------------------

Date:03/26/01                            Date: 03/26/01
     -------------------------                 --------------------------

                                    EXHIBIT A
                                Payment Schedule


      Pmt Date             Revised             Current           Total
      --------             -------             -------           -----
      04/15/01                                $  25,000      $    25,000
      05/15/01                                $  25,000      $    85,000
      06/15/01           $    60,000          $  25,000      $    85,000
      07/15/01           $    60,000          $  25,000      $    85,000
      08/15/01           $    60,000          $  25,000      $    85,000
      09/15/01           $    60,000          $  25,000      $    85,000
      10/15/01           $    60,000          $  25,000      $    85,000
      11/15/01           $    60,000          $  25,000      $    85,000
      12/15/01           $    60,000          $  25,000      $    85,000
      01/15/02           $    60,000                         $    60,000
      02/15/02           $    60,000                         $    60,000
      03/15/02           $    60,000                         $    60,000
      04/15/02           $    60,000                         $    60,000
      05/15/02           $    60,000                         $    60,000
      06/15/02           $    60,000                         $    60,000
      07/15/02           $    60,000                         $    60,000
      08/15/02           $    60,000                         $    60,000
      09/15/02           $    60,000                         $    60,000
      10/15/02           $    60,000                         $    60,000
      11/15/02           $    60,000                         $    60,000
      12/15/02           $    60,000                         $    60,000
      01/05/03           $    60,000                         $    60,000
      02/05/03           $    60,000                         $    60,000
      03/05/03           $    60,000                         $    60,000
      04/15/03           $    60,000                         $    60,000
      05/15/03           $    60,000                         $    60,000
                         -----------          ---------      -----------
                         $ 1,440,000          $ 225,000      $ 1,665,000
                         ===========          =========      ===========

                                    EXHIBIT B


Renewal Customers and Price

PARTSBASE / USA RESELLER ACCOUNT LIST

CUSTOMER NAMES HAVE BEEN OMMITTED DUE TO CONFIDENTIALITY.

                     Total Amount:   $12,240.00


NOTE: RENEWAL COSTS WILL REMAIN THE SAME AS LISTED ABOVE FOR 1ST AND 2ND YEAR